Cibus Reports Third Quarter 2023 Financial Results and Provides Business Update

During the 2023 field season, Cibus completed extensive field trials for its three developed traits, PSR in canola and HT1 and HT3 in rice.

Company also reports continued progress of Cibus’ high-throughput soybean editing system and its two advanced traits for Sclerotinia resistance and HT2.

Initial UK field trials for its PSR trait in WOSR are underway in conjunction with positive tailwinds in European regulatory progress; accelerating Cibus’ PSR trait in the European market.

Launched strategic realignment and cost savings initiatives to direct focus towards advancing late-stage activities, aligning with its primary commercial objectives.

Management to host a conference call webcast Thursday, November 9th at 4:30 p.m. ET
SAN DIEGO, November 9, 2023 – Cibus, Inc. (Nasdaq: CBUS) (the Company), a leading agricultural technology company that develops and licenses plant traits to seed companies, today announced its financial results for the quarter ended September 30, 2023, and provided a business update.

Summary Update

•Continued progress toward the commercialization of pod shatter reduction (PSR) trait in canola and winter oilseed rape (WOSR)
◦Continued transfers of elite PSR edited canola and WOSR lines including Cibus gene-edited traits back to customers1 for pre-commercialization testing
◦Of 10 customers, 2 transfers completed by third quarter 2023
◦Commenced PSR field trials for WOSR in the UK

•Continued progress toward the commercialization of HT1 and HT3 in rice
◦Large increase in customer base in North and South America
◦Acreage potential from these customers exceeds 5 million

•Continued progress in developing the Company's soybean single cell operating system
◦Key work on soybean operating system expected in the fourth quarter of 2023, with the system projected to come fully online during 2024

•Continued positive developments in gene editing regulations
◦The UK approved a law to exempt genome-edited crops from genetically-modified organism (GMO) regulations
◦The EU recently published proposed regulations that would also treat certain gene edited lines in a similar way to conventional breeding

1 See “About the Trait Machine System (the "Trait Machine™")” for information regarding our initial customer relationships.

Management Commentary

"We have been laser focused on driving our evolution from an R&D company to a commercial company," said Rory Riggs, Co-Founder, Chairman, and CEO of Cibus. "Our most important milestone to date has been the ongoing advancement of our commercialization efforts for our trait pipeline expansion efforts. We are pleased with the progress we have made in both canola and rice. In canola, for our pod shatter reduction trait, we have ten customers that have sent us their elite germplasm for editing. We are advancing the edited germplasm for each customer line and began transferring their germplasm back to them. As of the end of September, we have returned elite germplasm with our edits to customers in both rice and canola. In rice, we continue to grow our customer base for HT1 and HT3, and have also initiated collaborations with customers in South America, representing millions of acres of rice."

Peter Beetham, President and COO of Cibus, commented, "The third quarter is an important period for field studies. This summer, we successfully completed field trials for our three developed traits — pod shatter reduction in canola, HT1, and HT3 in rice. The preliminary data observations are encouraging and is further validation of the technology behind our Rapid Trait Development System™ or RTDS® (RTDS). We continue to advance our Sclerotinia trait pipeline and planted our first field testing across multiple locations this past summer to enable validation and performance trialing of our various modes of action as they advance through the pipeline."

Mr. Riggs concluded, "We are ending the quarter with significant progress toward the commercialization of our three developed traits in canola and rice and the advancement of our two others under development. We have also witnessed important milestones in the global regulation of gene editing and believe we are at a historic inflection point in gene editing in agriculture where, for the first time, we are seeing the development and commercial advancement of gene edited traits in important crops."

Major Milestones Achieved in 2023

Trait Platform Pipeline (3 Crops/5 Traits)

•The Company is successfully returning back to customers their elite germplasm bearing the Company's traits and continues to receive additional elite germplasm for editing and advancing its developed traits.
◦As of Q3 2023, Cibus has received elite germplasm from 10 customers for its PSR trait and now has 3 customers for its rice herbicide traits in North and South America.

•During the 2023 field season, Cibus completed extensive field trials for its 3 developed traits, PSR in canola and HT1 and HT3 in rice. Preliminary data observations are encouraging. The canola PSR and rice HT1 and HT3 traits are now advanced in customer genetics, and canola hybrids and rice varieties are being produced in winter nurseries for customer pre-commercial performance evaluation in 2024.

•New legislation in the UK has enabled research and development of gene edited varieties. Under these new provisions, the Company initiated field trials in the UK for our PSR trait in WOSR in Q3 2023 opening potential for customer expansion of Cibus PSR traits.

•New legislative initiatives in the EU continue legislative momentum toward the treatment of "conventional-like" gene edited traits that do not involve transgenes as conventional varieties.

•Cibus established its first multi-locational field testing network for Sclerotinia (White Mold) resistance testing of its trait pipeline.

•In canola, for its advanced traits, Cibus continues work for additional modes of action for Sclerotinia resistance and edits for HT2 remain on track in advancing the Company's development pipeline.

Corporate

•Recent years have seen the introduction of policies advancing the use of gene editing in multiple countries around the world. On July 5th, the EU College of Commissioners adopted the European Commission proposal on the regulation of plants obtained from New Genomic Techniques (NGTs). The proposed regulation identifies a ‘Conventional-like’ category of NGT products that would be regulated in a similar manner as conventional varieties, bringing EU policy closer to that of trading customers in North and South America, Australia, and Japan. In the proposal, the Commission highlights the potential of NGTs to contribute to more sustainable agriculture, climate resilience, and food security. Under this proposal, products from the Company's gene editing platform would be considered ‘Conventional-like'.

•In October, Cibus underwent a strategic realignment to focus on its primary commercial goal of advancing late-stage activities. The Company's operations are now centered on completing the launch of its initial 3 traits, PSR, HT1, and HT3, within its crop programs for canola/WOSR and rice. This shift also aligns with Cibus' focus on the advancement of its soybean platform and the further development of its Sclerotinia resistance trait and HT2 trait in canola/WOSR, and soybean. Cibus believes that this refocusing on its strengths and top priorities positions it well to achieve its strategic objectives.

•As part of this strategic realignment, the Company initiated prudent cost reduction measures aimed at preserving capital resources for the advancement of its priority objectives. Considering the anticipated cost savings, and without accounting for potential financing transactions, the Company expects that its existing cash and cash equivalents will cover planned operating expenses and capital expenditure needs early into the first quarter of 2024. Cibus actively evaluates capital markets conditions and funding opportunities on an ongoing basis.

•In August 2023, Steve Berreth was appointed General Counsel and Corporate Secretary at Cibus, having previously served as the Vice President, General Counsel, and Secretary at Syngenta Crop Protection LLC, a subsidiary of Syngenta AG, one of the world’s largest biotechnology agribusinesses. Leveraging his extensive industry expertise, Mr. Berreth is poised to play a pivotal role in driving the Company's growth and commercial development. His experience in overseeing global legal and licensing teams at Syngenta, especially within the seed industry and the large trait royalty business, positions him to make valuable contributions to the Company's future success.

Future 2023 Milestones

Cibus has several important development and commercial milestone targets:

•Enabling regeneration of soybean plants from single cells is expected to be completed in the fourth quarter of 2023, with initial edits and improvements of this system projected during 2024.

•Transfer its PSR trait in up to 4 additional elite germplasm of additional seed company customers.

•Additional rice customers for HT1 and HT3 in South America and successful transfer of their elite germplasm to Cibus.

Third Quarter 2023 Financial Results

•Cash position: Cash and cash equivalents as of September 30, 2023, was $31.9 million. The Company believes cash and cash equivalents will enable Cibus to fund planned operating expenses and capital expenditure requirements into the first quarter of 2024.

•Research and development (R&D) Expense: R&D expense was $17.5 million for the quarter ended September 30, 2023, compared to $3.0 million in the year-ago period. The increase of $14.5 million is primarily related to increased lab supply and facility expenses, an increase in employee headcount, and an increase in stock-based compensation expense for restricted stock award grants.

•Selling, general, and administrative (SG&A) expense: SG&A expense was $8.8 million for the quarter ended September 30, 2023, compared to $3.3 million in the year-ago period. The increase of $5.5 million is primarily related to an increase in headcount, increased consulting and legal fees, and an increase in stock-based compensation expense for restricted stock award grants.

•Non-operating income (expenses): Non-operating income was $(0.9) million for the quarter ended September 30, 2023, compared to $0.3 million in the year-ago period. The decrease of $1.2 million in non-operating income is due to changes in the fair value of the liability classified Class A common stock warrants.

•Net loss: Net loss was $34.5 million for the quarter ended September 30, 2023, compared to $6.0 million in the year-ago period.

•Net loss per share of Class A common stock was $(1.59) for the quarter ended September 30, 2023, compared to $(6.36) in the year-ago period.

Conference Call and Webcast Information

Cibus will host a live webcast, Thursday, November 9, 2023, at 4:30 p.m. Eastern Standard Time to discuss its third quarter 2023 financial results and provide a business update. The conference call can be accessed live over the phone by dialing (877) 243-8548 or for international callers by dialing (312) 281-2974. A replay of the call will be available through November 23, 2023 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 22028314.

A live audio webcast of the call will be available under "News & Events” in the Investor section of the Company's website, investor.cibus.com. An archived webcast will be available on the Company's website for 90 days after the event.

About the Trait Machine System (the Trait Machine™)

The Trait Machine is a dedicated semi-automated end-to-end process for precision gene editing that delivers trait products that integrate into our seed company customers' breeding programs. It is a process of gene editing at scale and speed that uses the world’s best crop genetics (a seed company’s elite germplasm or seeds). The Trait Machine is based on the Company's proprietary Rapid Trait Development System™, RTDS® (RTDS). Under the recent European Commission's proposal on regulation of plants obtained from new genomic techniques, such as the traits from the Trait Machine would be regulated as “conventional-like” (breeding).

Cibus believes that RTDS and the Trait Machine represents a technological breakthrough in plant breeding that is the ultimate promise of plant gene editing, a dedicated “industrial” breeding process at scale whose trait products are indistinguishable from conventional breeding or nature, and a process that provides the ability to change the scale and range of possible genetic solutions from breeding and with it, to develop the desired characteristics or traits needed for greater farming sustainability and food security with greater speed and accuracy.

The Company recently opened the Oberlin Facility which is the first dedicated Trait Machine facility. It is modeled on high quality biologics manufacturing processes from the pharmaceutical industry. The Trait Machine is crop specific. It is currently operational for canola, winter oilseed rape, and rice. Cibus plans to extend this to soybean. Cibus expects the soybean platform Trait Machine to be fully online in 2024. The promise is that, at scale and with the additional Trait Machine crop platforms, Cibus will be able to launch important multi-crop traits simultaneously across multiple crops.

Because the Trait Machine is intended to be integrated into seed companies’ breeding operations, the customer relationship between Cibus and seed companies with which it engages is a progressive relationship. Typically, the customer relationship is initiated with Cibus through the entry into a material transfer agreement pursuant to which seed companies transfer elite germplasm lines to Cibus for gene-editing and delivery back to the seed company for pre-commercialization testing and validation. Accordingly, Cibus refers to seed company “customers” in its disclosure once such a customer relationship has been initiated. At present, all of the Company's customers discussed in this press release are at this initial stage of a relationship. While this initial stage of such customer relationships is a necessary prerequisite to the entry into a revenue generating commercial contract with such seed companies, currently, Cibus has certain customer relationships which include commercial contract terms, as well as others that are in various stages of development, including some in trait evaluation and/or field testing, however these have not yet generated revenue.

About Cibus

Cibus is a leader in gene edited productivity traits that address critical productivity and sustainability areas for farmers such as diseases and pests which the United Nations estimates cost the global economy approximately $300 billion annually. Cibus is not a seed company. It is a technology company that develops and licenses traits to leading seed companies. The Company's focus is developing scale, multi-crop traits in the major global crops such as canola, rice, and soybean. Traits that can make a real impact in global agricultural productivity. Cibus is the technology leader in high-throughput gene editing technology with its Trait Machine. It enables Cibus to develop plant traits precisely and predictably at a fraction of the time and cost of conventional breeding. Cibus has developed a pipeline of five productivity traits including important traits for pod shatter reduction, disease resistance, and weed management. Its initial traits for pod shatter reduction and weed management are developed and are in commercial collaborations with leading seed companies. Its other pipeline traits, including Sclerotinia resistance, are in advanced greenhouse and field trial stages.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities laws, including The Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included herein, including statements regarding the benefits of the Merger Transactions (defined below), Cibus’ operational and financial performance, Cibus’ strategy, future operations, prospects and plans, including the Company's projected cash runway, and the anticipated regulatory environment are forward-looking statements. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “intend”, “expect,” “plan,” “scheduled,” “could,” “would” and “will,” or the negative of these and similar expressions.

These forward-looking statements are based on the current expectations and assumptions of Cibus’ management about future events, which are based on currently available information. These forward-looking statements are subject to numerous risks and uncertainties, many of which are difficult to predict and beyond the control of Cibus. Cibus’ actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: risks associated with the possible failure to realize certain anticipated benefits of the merger between Cibus Global, LLC and Calyxt, Inc. (Merger Transactions); the effect of the completion of the Merger Transactions on Cibus’ business relationships, operating results, and business generally; the outcome of any litigation related to the Merger Transactions; changes in expected or existing competition; challenges to Cibus’ intellectual property protection and unexpected costs associated with defending intellectual property rights; increased or unanticipated time and resources required for Cibus’ platform or trait product development efforts; Cibus’ reliance on third parties in connection with its development activities; challenges associated with Cibus’ ability to effectively license its productivity traits and sustainable ingredient products; the risk that farmers do not recognize the value in germplasm containing Cibus’ traits or that farmers and processors fail to work effectively with crops containing Cibus’ traits; challenges that arise in respect of Cibus’ production of high-quality plants and seeds cost effectively on a large scale; Cibus’ need for additional funding to finance its activities and challenges in obtaining additional capital on acceptable terms, or at all; Cibus’ dependence on distributions from Cibus Global, LLC to pay taxes and cover its corporate and overhead expenses; regulatory developments that disfavor or impose significant burdens on gene-editing processes or products; Cibus’ ability to achieve commercial success; commodity prices and other market risks facing the agricultural sector; technological developments that could render Cibus’ technologies obsolete; changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates; dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on Cibus’ ability to execute on its business plan; the Company's assessment of the period of time through which its financial resources will be adequate to support operations; and other important factors discussed in “Risk Factors of Cibus, Inc.” filed as Exhibit 99.3 with Cibus’ Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on June 1, 2023, under the heading "Item 8.01 - Other Events - Supplemental Risk Factors" in the Company's Current Report on Form 8-K filed on October 18, 2023, and any additional “Risk Factors” identified in Cibus’ subsequent reports on Forms 10-Q and 8-K filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Cibus’ assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves such risks and uncertainties. Accordingly, the Company could use its available capital resources sooner than it currently expects.

In addition, the forward-looking statements included in this press release represent Cibus’ views as of the date hereof. Cibus specifically disclaims any obligation to update such forward-looking statements in the future, except as required under applicable law. These forward-looking statements should not be relied upon as representing Cibus’ views as of any date subsequent to the date hereof.

CIBUS CONTACTS:

INVESTOR RELATIONS
Karen Troeber
ktroeber@cibus.com
858-450-2636

Jeff Sonnek – ICR
jeff.sonnek@icrinc.com

MEDIA RELATIONS
Colin Sanford
colin@bioscribe.com
203-918-4347

CIBUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in Thousands, Except Par Value and Share Amounts)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$31,883	$3,427
Restricted cash	—	99
Accounts receivable	560	—
Prepaid expenses and other current assets	2,029	606
Total current assets	34,472	4,132
Property, plant, and equipment, net	17,197	4,516
Operating lease right-of-use assets	22,935	13,615
Intangible assets, net	134,921	158
Goodwill	585,266	—
Other non-current assets	1,444	—
Total assets	$796,235	$22,421
Liabilities, redeemable noncontrolling interest, and stockholders’ equity
Current liabilities:
Accounts payable	$6,281	$340
Accrued expenses	5,092	173
Accrued compensation	3,704	107
Due to related parties	—	175
Deferred revenue	1,637	107
Current portion of notes payable	1,165	—
Current portion of financing lease obligations	235	97
Current portion of operating lease obligations	5,436	367
Class A common stock warrants	1,512	291
Other current liabilities	17	5
Total current liabilities	25,079	1,662
Notes payable, net of current portion	629	—
Financing lease obligations, net of current portion	102	—
Operating lease obligations, net of current portion	18,844	13,447
Royalty liability - related parties	157,113	—
Other non-current liabilities	1,974	79

	September 30, 2023	December 31, 2022
Total liabilities	203,741	15,188
Redeemable noncontrolling interest	129,104	—
Stockholders’ equity:
Class A common stock, $0.0001 par value; 210,000,000 shares authorized; 17,656,831 shares issued and 16,659,996 shares outstanding as of September 30, 2023, and 978,912 shares issued and 976,908 shares outstanding as of December 31, 2022	8	5
Class B common stock, $0.0001 par value; 90,000,000 shares authorized; 4,642,636 shares issued and outstanding as of September 30, 2023, and no shares authorized; and no shares issued and outstanding as of December 31, 2022	—	—
Additional paid-in capital	727,821	220,422
Class A common stock in treasury, at cost; 32,660 shares as of September 30, 2023, and 2,007 shares as of December 31, 2022	(1,785)	(1,043)
Accumulated deficit	(262,664)	(212,151)
Accumulated other comprehensive income	10	—
Total stockholders’ equity	463,390	7,233
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$796,235	$22,421

CIBUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in Thousands, Except Share and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Revenue	$475	$42	$714	$115
Total revenue	475	42	714	115
Operating expenses:
Research and development	17,521	3,016	28,159	9,207
Selling, general, and administrative	8,751	3,229	22,126	9,965
Total operating expenses	26,272	6,245	50,285	19,172
Loss from operations	(25,797)	(6,203)	(49,571)	(19,057)
Royalty liability interest expense - related parties	(8,136)	—	(10,753)	—
Other interest income (expense), net	281	(47)	359	(80)
Non-operating income (expenses)	(876)	300	(466)	5,083
Loss before income taxes	(34,528)	(5,950)	(60,431)	(14,054)
Income taxes	—	—	—	—
Net loss	$(34,528)	$(5,950)	$(60,431)	$(14,054)
Net loss attributable to redeemable noncontrolling interest	(8,099)	—	(9,918)	—
Net loss attributable to Cibus, Inc.	$(26,429)	$(5,950)	$(50,513)	$(14,054)
Basic and diluted net loss per share of Class A common stock	$(1.59)	$(6.36)	$(6.33)	$(15.56)
Weighted average shares of Class A common stock outstanding – basic and diluted	16,641,127	935,702	7,979,132	903,476

CIBUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in Thousands)

	Nine Months Ended September 30,
	2023	2022
Operating activities
Net loss	$(60,431)	$(14,054)
Adjustments to reconcile net loss to net cash used by operating activities:
Royalty liability interest expense - related parties	10,753	—
Depreciation and amortization	2,875	1,158
Stock-based compensation	11,670	2,890
Change in fair value of liability classified Class A common stock warrants	1,221	(5,009)
Other	17	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,674	—
Due to/from related parties	(95)	(34)
Prepaid expenses and other current assets	1,111	297
Accounts payable	(61)	(188)
Accrued expenses	1,357	41
Accrued compensation	738	(166)
Deferred revenues	340	(115)
Right-of-use assets and lease liabilities, net	(28)	154
Other assets and liabilities, net	(334)	(575)
Net cash used by operating activities	(29,193)	(15,601)
Investing activities
Cash acquired from merger with Cibus Global, LLC	59,381	—
Purchases of property, plant, and equipment	(3,872)	(1,509)
Net cash provided by (used) by investing activities	55,509	(1,509)
Financing activities
Proceeds from Class A common stock issuance	—	11,209
Costs incurred related to the issuance of Class A common stock	—	(962)
Proceeds from draws on revolving line of credit from Cibus Global, LLC	2,500	—
Payment of taxes related to vested restricted stock units	(742)	—
Proceeds from issuance of notes payable	1,287	—
Repayments of financing lease obligations	(242)	(353)
Repayments of notes payable	(760)	—
Net cash provided by financing activities	2,043	9,894
Effect of exchange rate changes on cash and cash equivalents	(2)	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	28,357	(7,216)
Cash, cash equivalents, and restricted cash – beginning of period	3,526	14,421
Cash, cash equivalents, and restricted cash – end of period	$31,883	$7,205